     As filed with the Securities and Exchange Commission on August 29, 1997

                                                    Registration No. 333-19769
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 THE JPM COMPANY
                                 ---------------
             (Exact name of registrant as specified in its charter)

       Pennsylvania                                      23-1702908
  -------------------------------           ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

            Route 15 North
        Lewisburg, Pennsylvania                                17837
 ----------------------------------------                      -----
 (Address of Principal Executive Offices)                 (Zip Code)

                              --------------------

                                 THE JPM COMPANY
                             1995 STOCK OPTION PLAN
                        --------------------------------
                              (Full title of plan)

                              --------------------


       John H. Mathias, Chairman of the Board and Chief Executive Officer
                                 The JPM Company
                                 Route 15 North
                          Lewisburg, Pennsylvania 17837
                    -----------------------------------------
                     (Name and address of agent for service)


                                 (717) 524-8200
                      -------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                            Scott C. Penwell, Esquire
                          Duane, Morris & Heckscher LLP
                                  P.O. Box 1003
                             305 North Front Street
                       Harrisburg, Pennsylvania 17108-1003

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to the requirements of Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference to Item 3 of Part II of this Registration Statement constitute the
Section 10(a) Prospectus.

Reoffer Prospectus


                                 THE JPM COMPANY
                       Up to 1,875 Shares of Common Stock
                   Par Value $.000067 per share (the "Shares")

         All of the up to 1,875 shares of Common Stock (the "Shares") of The JPM Company ("JPM" or the "Company") will be sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of Shares by the


                                        -------------------

         THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                        -------------------

         INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE THE SECTION ENTITLED "RISK FACTORS."

                                        -------------------



         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF THE TIME SUBSEQUENT TO THE DATE HEREOF.


                 The date of this Prospectus is August 29, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company makes filings of reports, proxy statements and other information pursuant to the Exchange Act with the Commission electronically, and such materials may be inspected and copied at the Commission's Web site (http://www.sec.gov). In addition, material filed by the Company can be inspected at the offices of the Nasdaq Stock Market, 1735 K St., NW, Washington, DC 20006, on which the shares of Common Stock are listed.

         The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997;

         3. The Company's Current Reports on Form 8-K dated March 12, June 4, and August 29 1997;

         4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on April 29, 1996; and

         5. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1996.


         In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Prospectus) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to William
D. Baker, Vice President, Chief Financial Officer & Treasurer, The JPM Company, Route 15 North, Lewisburg, Pennsylvania 17837; telephone: (717) 524-8200.



                               TABLE OF CONTENTS

AVAILABLE INFORMATION....................................................P-2

INCORPORATION OF DOCUMENTS BY REFERENCE..................................P-2

THE COMPANY..............................................................P-4

RECENT DEVELOPMENTS......................................................P-5

RISK FACTORS.............................................................P-5

USE OF PROCEEDS..........................................................P-8

SELLING STOCKHOLDERS.....................................................P-8

PLAN OF DISTRIBUTION.....................................................P-9

LEGAL MATTERS............................................................P-9

INDEMNIFICATION..........................................................P-10

                                   The Company

         The Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers ("OEMs") in the computer, networking and telecommunications sectors of the global electronics industry. Its principal executive offices are located at Route 15 North, Lewisburg, Pennsylvania, 17387 with a telephone number of (717) 524-8200. The Company has operated continuously since 1949 and today manufactures a wide spectrum of products which transfer power or transmit voice, data or video within the OEMs equipment or to external connections. Principal applications of the Company's products include computers, network bridges and routers, self-service terminals (including automatic teller machines), PBX switching equipment, cellular digital switching equipment, industrial electrical controls and medical electronic equipment. By integrating its design and engineering capabilities with its customers' product development activities, the Company customizes its products to satisfy its customers' particular needs in a price-competitive manner.

         As a result of international expansion, the Company now has manufacturing facilities in several important geographic markets. The North American market is served by facilities in Lewisburg and Beaver Springs, Pennsylvania, Winnsboro, South Carolina, and San Jose, California. With the April 1995 acquisition of Electronica Pantera, S.A. de C.V. ("Pantera") located in Guadalajara, Mexico (the "Guadalajara Facility"), the Company further expanded its North American production operations. In June 1997, the Company acquired all of the common stock of Denron, Inc. ("Denron"), which manufactures cable assemblies and wire harnesses in San Jose, California (the "San Jose Facility"). The San Jose Facility also has manufacturing services arrangements with companies in Taipei, Taiwan and in the People's Republic of China. In August 1997, the Company acquired the assets of Corma which has manufacturing facilities in Bor, Czech Republic (the "Bor Facility") and a related distribution facility in Leuchtenberg, Germany (the "Leuchtenberg Facility") from Corma GmbH and Corma s.r.o. ("Corma"). Each of the Company's manufacturing facilities is capable of producing the full range of the Company's products, uses cross-trained teams working in cells or on continuous flow manufacturing lines and introduces automation in as many production areas as possible.

         Large international OEMs have historically outsourced the customized cable assemblies and wire harnesses required to complete their products to manufacturers such as the Company. Outsourcing and related manufacturing opportunities are the result of the following interrelated trends: increased supplier consolidation by OEM customers; substantial growth in demand for electronic products accompanied by accelerated product development cycles and shortened product life cycles; OEM inventory management programs requiring suppliers to shorten manufacturing cycles and customize delivery programs; increased use of electronic commerce reducing OEMs transaction costs and product procurement cycles; increased OEM demands for high quality standards and ISO certification; increased use of molded cable assemblies; and adoption of standard protocols, interfaces and interconnect devices.

         Key elements of the Company's business strategy to target these manufacturing opportunities are to:

         . focus on providing customers with the highest level of customer service through teams comprised of sales, quality assurance, engineering, purchasing and manufacturing personnel;

         . enhance its relationships with existing OEM customers such as Nortel, Compaq, IBM, Diebold, Hewlett-Packard and Lucent Technologies by providing extensive support and value-added services and features while maintaining flexible manufacturing capabilities;

         . create new relationships with large and mid-sized OEMs, such as those recently established with Cisco Systems, Qualcomm, Alcatel, Solectron and Symbios Logic;

         . deliver local customized support for its customers through multiple international points for sales, engineering, manufacturing and distribution;

         . increase manufacturing capabilities through multiple international points for sales, engineering, manufacturing and distribution;

         . capitalize on its independence from connector and wire manufacturers by impartially selecting components integrated into its products to satisfy more precisely and cost effectively a customer's particular demands or requirements;

         . emphasize continuous quality improvements in its ISO certified manufacturing facilities; and

         . introduce applied automation to increase productivity, shorten manufacturing times, improve safety and increase product and process reliability.


                               RECENT DEVELOPMENTS

         Denron Acquisition. In June 1997, the Company merged with Denron, Inc. a manufacturer of cable assemblies and wire harnesses in San Jose, California. The merger of Denron provides the Company with an expanded customer base and local manufacturing facilities to serve the growing number of West Coast technology companies. As a result of its merger with Denron, the Company also has manufacturing services arrangements with companies in Taipei, Taiwan and the People's Republic of China providing the Company with multiple delivery points in the Far East.

         The Company issued 791,170 shares of Company Common Stock in exchange for all of the outstanding common stock of Denron. The transaction was accounted for as a pooling of interests.

         Corma Acquisition. In August 1997, the Company acquired the assets of Corma which has manufacturing facilities in Bor, Czech Republic and a related distribution facility in Leuchtenberg, Germany from Corma. The acquisition of the Bor Facility and the Leuchtenberg Facility provides additional ISO certified facilities to the Company enabling it to support and expand the Company's international customer base, including Interbold, the joint venture between IBM and Diebold for ATM's in the European market.


                                  RISK FACTORS

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below. The following risk factors should be carefully considered before purchasing the Common Stock offered hereby.

         Reliance on Key Customers. Historically, relatively few customers have accounted for a substantial portion of the Company's net sales and the Company expects a significant portion of its future net sales to remain concentrated within a limited number of customers. During the nine months ended June 30, 1997, sales to Diebold Incorporated ("Diebold"), Northern Telecom ("Nortel") and International Business Machines ("IBM") accounted for 17%, 16%, and 14% of total sales of the Company, respectively. In fiscal 1996, sales to Diebold and IBM represented 18% and 15% of total sales of the Company, respectively. Because the industry is currently undergoing supplier consolidation, it is possible that the Company may lose one or more of its major customers as a result of such consolidation. A significant decrease in business from, or the loss of, any of its major customers would have a material adverse effect on the Company. In addition, substantially all of the Company's sales to certain customers are sales of components that customers incorporate into certain models or products of their own. Decisions by such customers to emphasize certain models over others or discontinue certain products may have a material adverse effect on the Company. Although the Company regularly seeks to identify new key customers, the development of such relationships with such customers is normally an extended process which can take up to 18 months. Moreover, the start up of new programs for new and existing customers can have an initial negative effect on productivity and related gross margins.

         Dependence on Production Forecasts. A substantial portion of sales in a given quarter depends upon obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. While the Company monitors its customers' needs, it typically has a small backlog relative to total sales, and a significant portion of its orders are placed on a demand-pull basis for production and delivery within a few days. As a result, the timing of revenue may be affected by increases or decreases in production volume in response to fluctuations in customer demand, introduction of replacement products by customers and balancing of customers' inventory to their production requirements, all of which reflect the shortening product life cycles inherent in the electronics industry.

         Dependence on Key Personnel. The Company's success depends to a significant extent on its key management and technical personnel, particularly John H. Mathias, the Chief Executive Officer, and James P. Mathias, the Chief Operating Officer. Certain members of senior management, including John and James Mathias, are subject to employment agreements which are terminable by either party upon thirty days prior written notice. Competition for employees with requisite technical, management and other skills is intense. The loss of any of the Company's existing key personnel or the inability to attract and retain key employees in the future could have a material adverse effect on the Company's financial condition and results of operations.

         Management of Growth and Acquisitions. The Company is experiencing significant growth and intends to continue to expand its operations. The Company's net sales have increased from $41.4 million in fiscal 1994 to $85.5 million in fiscal 1996. Continued growth of the size and complexity of its business is expected to continue to place strain on the Company's management, production, technical, financial and other resources. To manage growth effectively, the Company must add manufacturing capacity and personnel while maintaining a high level of quality and manufacturing efficiency and must continue to enhance its operational, financial and management systems, successfully expand, train and manage its employee base and attract additional executive management. There can be no assurance that the Company will be able to continue its growth or manage such growth effectively and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

         In addition, the Company's future growth may depend in part upon its success in identifying suitable new acquisitions. Although the Company believes it has been successful in the cases of the Guadalajara Facility, the San Jose Facility, the Bor Facility and the Leuchtenberg Facility, there can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial difficulties. Further, acquisitions may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, if competition for acquisition candidates develops or increases, the cost of acquiring businesses could increase materially. Unfavorable developments at a single acquired company could have a material adverse impact on the reputation and business of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The inability of the Company to implement and manage its acquisition strategy successfully may have an adverse effect on the business or future prospects of the Company.

         Risks Associated with International Sales and Operations. During the past three years, the Company has added significant manufacturing operations in Mexico and the Czech Republic. During that same time, the Company has added important sales and distribution sites in Taipei, Taiwan, the People's Republic of China and Germany. Sales and operations outside of the United States are subject to certain inherent risks, including potential border crossing difficulties, currency fluctuations, inflationary pressures, unexpected changes in regulatory requirements, tariffs and barriers, changes in political climate, difficulties in coordinating, managing and expanding foreign operations, labor union issues, government-mandated compensation regulations, increases in employee turnover and potentially adverse tax consequences. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, although the Company's international sales are primarily denominated in U.S. dollars, portions of the Company's expenses are denominated in pesos and Deutsche Marks. The Company is not currently engaging in hedging transactions to reduce this risk. Currency exchange fluctuations in Mexico, Germany and other countries where the Company does business could materially, adversely affect the Company's business, financial condition and results of operations.

         Dependence on Key Suppliers. During 1996, the Company estimates that purchases of wire and cable and purchases of connectors represented approximately 24% and 52%, respectively, of the Company's total material purchases. During this period, the Company estimates it purchased approximately 45% and 32% of its wire and cable from NORDX/CDT Corp. ("NORDX") and Madison Cable Corporation ("Madison"), respectively, and approximately 50% of its connectors from AMP Incorporated ("AMP"). AMP competes with the Company in the cable assembly and wire harness business and recently acquired Madison. In addition, other Company suppliers may begin manufacturing cable assemblies and wire harnesses and adversely affect the Company's business by directly competing with the Company or by ceasing or delaying the sale of materials to the Company. Although the Company believes that wire, cable and connectors are generally available from several domestic and international sources, customers often specify that the Company purchase these components from particular manufacturers. Accordingly, the loss of or interruption in the supply from any of the Company's key suppliers could materially, adversely affect the Company's business, financial condition and results of operations.

         Competition. The Company operates in an international market characterized by intense competition. The Company competes with many other firms, a number of which have substantially greater financial, management and marketing resources than the Company. The Company believes that customers select manufacturers of wire harnesses and cable assemblies primarily based on competitive factors such as quality, production capacity, breadth of product line, engineering support capability, price, local support capability, systems support and financial strength. There can be no assurance that the Company will be able to successfully compete in the future.

         Proprietary Information and Technological Change. The Company believes that its ability to compete with other manufacturers is dependent primarily on its technical and design expertise and production processes and in part on its ability to anticipate and respond to new technologies and applications and incorporate such changes in its products and services. The Company relies on a number of trade secrets and other unpatented proprietary information in its operations. Although the Company seeks to protect proprietary information through the use of confidentiality agreements, there can be no assurance that this will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices and procedures. The Company currently holds no patents and does not generally rely on patented technology. There can be no assurance that others will not independently develop products similar to those of the Company, duplicate the Company's products or obtain patents which will require the Company to design around such patents, if such design is possible. No claims have been asserted against the Company for infringement of the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future.

         Risk of Loss of ISO Certification. The Company is ISO certified at each of its manufacturing locations. The ISO certification assures customers of certain minimum manufacturing standards and thereby allows the Company to use a single set of manufacturing standards for all processes and products, rather than customizing manufacturing standards for each customer. The Company's facilities are subject to periodic recertification to ensure continued compliance with ISO standards which have continued to become more stringent. Because the Company's customers have increasingly required their suppliers to be so certified, a loss of this certification may materially affect the demand for the Company's products, its relationship with its customers and the need to customize manufacturing operations for each customer.

         Variability of Quarterly Results. The Company's quarterly and annual operating results have fluctuated significantly in the past, and may fluctuate significantly in the future, depending upon a variety of factors, including the timing of its customers' product life cycles; the Company's reliance on key customers; the Company's management of growth and acquisitions; changes in pricing by the Company, its competitors, customers or suppliers; the mix of products sold; possible disruptions of operations caused by expanding existing facilities or moving into new facilities or by extraordinary weather conditions such as the 1995-96 winter storms in the Northeastern United States; political and economic stability in Mexico, Germany and the Czech Republic; seasonal patterns of spending; manufacturing inefficiencies associated with the start up of new products and the ability to produce products in volume to meet customer requirements; and various competitive factors including price-based competition and competition from vendors employing other technologies. In addition, the Company is subject to the same fluctuations in annual business cycles as its OEM customers.

         Government Regulation. The Company is subject to a variety of foreign, federal, state and local laws, rules and regulations relating to, among other things, the health and safety of its work force, emissions to the air, discharge to the waters and the generation, handling, storage and transportation of waste and other materials. The Company believes that it is currently in compliance in all material respects with such laws, rules and regulations. However, failure to so comply could result in substantial liability to the Company, suspension or cessation of the Company's operations, restrictions on the Company's ability to expand at its present locations or requirements for the acquisition of additional equipment or other significant expense.

         Concentration of Stock Ownership; Anti-Takeover Protections. The directors, executive officers and their respective affiliates beneficially own approximately 54.1% of the outstanding Common Stock. Consequently, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This influence, together with applicable statutory provisions under Pennsylvania law and certain measures included in the Company's Amended and Restated Articles of Incorporation, including the ability of the Board of Directors to issue one or more series of preferred stock without shareholder approval and the election of directors in three classes on a staggered basis, could deter or delay unsolicited changes in control of the Company.

         Limited Public Market; Possible Volatility of Stock Price. The Common Stock has traded on the Nasdaq National Market since April 1996 and has a limited public market history. There can be no assurance that future market prices for the shares will equal or exceed the price to the public set forth on the cover page of this Prospectus. The trading price of the Company's Common Stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to quarterly fluctuations in operating results; announcements of technological innovations or new products by the Company or its competitors; changes in financial estimates by securities analysts; fluctuations in economic and financial market conditions, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered hereby.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Reoffer Prospectus with respect to the Selling Stockholder. All of the Shares to be sold by the Selling Stockholder represent shares which were acquired by him on exercise of options issued under the Plan. The Company received the exercise price on such exercise but will not receive any of the proceeds from the sale of such Shares. Based on information provided by the Selling Stockholder, the Selling Stockholder owns less than one percent (1%) of the Company's outstanding Common Stock prior to this offering. Beneficial ownership after the offering will depend on the number of Shares sold by the Selling Stockholder.


                                 Shares Beneficially              Shares                 Shares to be
                                    Owned Prior                   Being                Beneficially Owned
Name                                 to Offering                 Offered               After Offering(2)
----                                 -----------                 -------               --------------

                              Number of                                            Number of
                               Shares             Percent                            Shares            Percent
                               ------             -------                            ------            -------
David Watson (1)                  1,875              .03%           1,875                  0                0%

---------------------------------
  (1)    David Watson is employed by the Company as an engineering manager.
  (2)    Assuming all shares offered pursuant to this offering are sold.


                              PLAN OF DISTRIBUTION

         The sale of the Shares by the Selling Stockholder may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholder) in the over-the-counter market or in negotiated transactions, through the writing of options on such Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Company will receive no proceeds from the sale of the Shares offered hereby by the Selling Stockholder. The Company, however, received the exercise price upon the exercise of the options pursuant to which the Selling Stockholder obtained the Shares.

         The Selling Stockholder may effect such transactions by selling his Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholder, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The Selling Stockholder and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Shares might be deemed to be underwriting discounts and commissions under the Securities Act.


                                 LEGAL MATTERS

         The validity of the Shares of Common Stock being offered by this Prospectus will be passed upon for the Company and the Selling Stockholder by Duane, Morris & Heckscher LLP, Harrisburg, Pennsylvania.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its amended and restated Articles of Incorporation and amended and restated By-laws, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following material is incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997;

         3. The Company's Current Reports on Form 8-K dated March 12, June 4, and August 29 1997;

         4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on April 29, 1996; and

         5. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1996.

         In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (in the case of any statement in an incorporated document filed with the Commission prior to the date of this Prospectus) or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to William
D. Baker, Vice President, Chief Financial Officer & Treasurer, The JPM Company, Route 15 North, Lewisburg, Pennsylvania 17837; telephone: (717) 524-8200.

Item 4.  Description of Securities.

         No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 1741 of the Pennsylvania Business Corporation Law (the "BCL") provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Pennsylvania corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses which such officer or director actually or reasonably incurred.

         The Amended and Restated Articles of Incorporation provide that no director of the Company will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liabilities related to a breach of fiduciary duty as a director if such breach constitutes self-dealing, willful misconduct or recklessness. However, such exoneration does not apply to any responsibility or liability pursuant to a criminal statute or liability for the payment of taxes pursuant to local, state or federal law.

         The Company's Amended and Restated By-laws require the Company to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances provided by law. In addition, the By-laws authorize the Company to maintain liability insurance for its directors and officers.

         The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company up to an aggregate of $1,000,000 inclusive of defense costs, expenses and charges.

         At present, there is no pending litigation or proceeding, and the Company is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the Company's Amended Articles and By-laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


Item 7.  Exemption from Registration Claimed.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits.

4.1*        The JPM Company 1995 Stock Option Plan

4.2**       Specimen Certificate of Common Stock of the Company

4.3***      Registration Rights Agreement

5.1         Opinion of Duane, Morris & Heckscher LLP

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as Exhibit 5.1)

23.2        Consent of Price Waterhouse LLP

24.1****    Power of Attorney


--------------------
* Previously filed on Registration Statement on Form S-8 on January 14, 1997 (Commission File No. 333-19769).

** Incorporated by reference from Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 9, 1996 (Commission File No. 333-1244).

*** Incorporated by reference from Registrant's Proxy Statement, dated May 5, 1997, for a Special Meeting of Shareholders filed on Schedule 14A with the Securities and Exchange Commission on May 5, 1997 (Commission File Number 000-28406).

**** Previously filed on page II-4 of the Registration Statement on Form S-8 filed on January 14, 1997 (Commission File No. 333-19769).


Item 9.  Undertakings.

         The registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No.1 to the Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lewisburg, Pennsylvania on August 28, 1997.

                                      THE JPM COMPANY


                                      By: /s/ John H. Mathias
                                          --------------------------------------
                                          John H. Mathias, Chairman of
                                          the Board and Chief Executive Officer


                                      By: /s/ William D. Baker
                                          --------------------------------------
                                          William D. Baker, Vice President,
                                          Treasurer and Chief Financial Officer

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit No.                         Exhibit                                 Page

4.1*          The JPM Company 1995 Stock Option Plan

4.2**         Specimen Certificate of Common Stock of the Company

4.3***        Registration Rights Agreement

5.1           Opinion of Duane, Morris & Heckscher LLP

23.1 Consent of Duane, Morris & Heckscher LLP (included in their opinion to be filed as Exhibit 5.1)

23.2          Consent of Price Waterhouse LLP

24.1****      Power of Attorney


------------------
* Previously filed on Registration Statement on Form S-8 on January 14, 1997 (Commission File No. 333-19769).

** Incorporated by reference from Registrant's Registration Statement on Form S-1 filed with the Securities & Exchange Commission on February 9, 1996 (Commission File No. 333-1244).

*** Incorporated by reference from Registrant's Proxy Statement, dated May 5, 1997, for a Special Meeting of Shareholders filed on
              Schedule 14A with the Securities and Exchange Commission on May 5, 1997 (Commission File Number 000-28406).

**** Previously filed on page II-4 of the Registration Statement on Form S-8 filed on January 14, 1997 (Commission File No. 333-19769).